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                                                                                                                      EXHIBIT 11


            COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                    COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
                     SHARES OF COMMON STOCK USED TO COMPUTE
                   PRIMARY AND FULLY DILUTED INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1995

                                                       1991            1992            1993           1994            1995
                                                       ----            ----            ----           ----            ----

Shares outstanding at beginning of year .......     17,337,364      17,341,364      21,716,911     27,830,631      27,863,741
Weighted average number of shares
    issued during the year ....................          3,235         910,631       1,064,574         14,151         119,439
Weighted average number of shares
    acquired during the year ..................           (195)         (2,689)             --           (441)             --
Dilutive effect of outstanding options and
    warrants (as determined by the application
    of the Treasury Stock Method) .............             --              --              --             --              --
                                                    -------------------------------------------------------------------------
Weighted average number of shares
    outstanding, as adjusted ..................     17,340,404      18,249,306      22,781,485     27,844,341      27,983,180
                                                    =========================================================================

Income from operations before gain on sale
    of investment properties (000's) ..........   $      9,108    $      9,069    $     10,038   $     20,539    $     24,480
Gain on sale of investment properties, net of
    applicable income tax provision (000's) ...             --           6,644           1,927          6,356           1,862
                                                    -------------------------------------------------------------------------

Net income (000's) ............................   $      9,108    $     15,713    $     11,965   $     26,895    $     26,342
                                                    =========================================================================

Income per share:
    From operations before gain on
       sale of investment properties ..........   $        .53    $        .50    $        .44   $        .74    $        .87
    From gain on sale of investment properties,
       net of applicable income tax provision .             --             .36             .09            .23             .07
                                                    -------------------------------------------------------------------------

    Net income per share ......................   $        .53    $        .86    $        .53   $        .97    $        .94
                                                    =========================================================================

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